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                                                                    Exhibit 23.5

                          [GOLDMAN, SACHS LETTERHEAD]

PERSONAL AND CONFIDENTIAL

February 22, 2001

Board of Directors
Great Plains Software, Inc.
1701 Southwest 38th Street
Fargo, ND 28103

Re:  Amendment No. 1 to Registration Statement on Form S-4
(File No. 333-54810) of Microsoft Corporation.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 21, 2000, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares") of Great Plains Software, Inc. (the "Company") of the exchange ratio of 1.1 shares of Common Stock, par value $0.0000125 per share, of Microsoft Corporation ("Microsoft") to be received for each Share pursuant to the Agreement and Plan of Reorganization, dated as of December 21, 2001, among Microsoft, Rubicon Acquisition Corporation, a wholly-owned subsidiary of Microsoft, and the Company. The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with the transactions contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--Opinion of Great Plains' financial advisor," "The Merger--Background of the merger," "The Merger--Great Plains' reasons for the merger" and "The Merger--Opinion of Great Plains' financial advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
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GOLDMAN, SACHS & CO.